Exhibit 99.1

Investor Relations:  Brian Vereb (brian.vereb@alliancedata.com), 614-528-4516

Media Relations:  Shelley Whiddon (shelley.whiddon@alliancedata.com), 214-494-3811

Alliance Data Reports Third Quarter Results
•	Strong Financial Results Across Key Metrics
•	Continued Progress on Strategic Priorities
•	Investments in Initiatives to Drive Sustainable Long-Term Growth

COLUMBUS, Ohio, October 29, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced results for the third quarter ended September 30, 2020, including net income of $133 million or $2.79 per diluted share.

“Alliance Data executed effectively in the third quarter, posting strong sequential improvement across key financial metrics,” said Ralph Andretta, president and chief executive officer of Alliance Data.  “This positive financial performance, together with actions to strengthen our balance sheet, advance our technology, and enhance our digital capabilities and product set, underscores Alliance Data’s commitment to sustainable, profitable long-term growth.

“Specifically, our third quarter financial results demonstrated a modest recovery in Card Services credit sales, which increased 28% sequentially, as credit metrics remained resilient, reflecting strong payment trends across our cardmember base.  Additionally, revenue from LoyaltyOne® improved from second quarter levels, reflecting better business conditions and improved AIR MILES® reward activity.  At the same time, we continued to drive significant company-wide expense reductions from ongoing efficiency programs that have reduced our cost to serve and enabled additional investment in areas of strategic priority.

“The Company made substantial progress executing on the strategic initiatives outlined during the second quarter earnings call.  With the acquisition of Bread, which is expected to close in the fourth quarter of 2020, we will expand our digital offering to include installment and buy now, pay later payment products.  These capabilities will expand our addressable market, while providing additional valuable cross-sell opportunities, as well as support our brand partners with new online product solutions.  With these offerings, Alliance Data is uniquely positioned to provide a branded, full spectrum payment suite for our partners.  Please refer to this morning’s press release on the acquisition for more information.

“Given the growth in digital engagement, we continue to accelerate our digital innovation.  With the combination of Bread and the launch of our Enhanced Digital Suite, our robust payment solutions offerings will enable our brand partners to further capitalize on the rapid pace of e-commerce growth, driving incremental customer acquisition and spend. The Enhanced Digital Suite offering promotes payment options early in the shopping experience, and provides our partners with improved digital marketing and payment tools.

Alliance Data Systems Corporation
October 29, 2020

“The recent announcement with Fiserv underscores our commitment to delivering value and service to our brand partners and their customers.  As part of our broader technology enhancement, this relationship will allow us to be more deeply integrated with our partners and seamlessly add new payment products, digital capabilities, and real-time analytics.  We will reinvest the resulting reduction in our annual capital spend into our businesses to drive further growth and digital innovation.

“In addition, the recent launch of our Comenity-branded general purpose cash-back credit card provides Alliance Data with an important new product to serve and retain our cardmembers, capturing incremental spend.

“We remain cautiously optimistic on consumer spending and payment trends.  Our brand partners are seeing improved sales, led by the acceleration of online retail.  Consumer payment rates have been strong, and credit metrics remain better than expected.  That said, we remain disciplined in our risk management, maintaining our reserve for loan loss at over 13% of end of period receivables, in line with the second quarter of 2020.  We will continue making investments in our products and capabilities to provide even greater value to our partners, customers, collectors, and cardmembers and drive long-term stockholder value,” said Andretta.

CONSOLIDATED RESULTS

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2020	2019	% Change
Revenue	$1,050	$1,438	(27)%
Income from continuing operations before income taxes (“EBT”)	$176	$164	7%

Income from continuing operations	$133	$122	10%
Net income (loss)	$133	$(108)	nm
Income from continuing operations per diluted share (“EPS”)	$2.79	$2.41	16%
Net income (loss) per diluted share	$2.79	$(2.13)	nm
Diluted shares outstanding	47.8	50.4
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$340	$481	(29)%
Adjusted EBITDA, net of funding costs (“adjusted EBITDA, net”)	$250	$367	(32)%
Core earnings per diluted share (“core EPS”)	$3.45	$5.05	(32)%
Pre-provision, pre-tax earnings	$384	$462	(17)%

(a) See “Financial Measures” for a discussion of non-GAAP Financial Measures. nm = not meaningful

Alliance Data Systems Corporation
October 29, 2020

Due to the continuing impacts of COVID-19, consolidated revenue decreased 27% to $1,050 million, compared to the third quarter of 2019.  EBT increased 7% to $176 million, while income from continuing operations increased 10% to $133 million and EPS increased 16% to $2.79, all compared to the third quarter of 2019.  The third quarter of 2019 was negatively impacted by the expense related to the early extinguishment of debt associated with the repayment of $2.4 billion in debt, and restructuring and other charges associated with cost saving initiatives implemented in 2019.  Adjusted EBITDA, net decreased 32% to $250 million as compared to the third quarter of 2019.

In September 2020, the Company completed a $500 million offering of senior notes, maturing in January 2026.  Net proceeds from the offering were used to repay $494 million of term loans under the Company’s credit agreement, which was amended to allow certain covenant flexibility over a specified period beginning in 2021, specifically to (a) increase the maximum total leverage ratio, (b) decrease the minimum interest coverage ratio, and (c) increase the maximum permitted average delinquency ratio.

SEGMENT RESULTS

Card Services: Revenue decreased 27% to $866 million, compared to the third quarter of 2019, due primarily to the decline in average receivables, reflecting lower sales volumes, and in part from interest rate cuts earlier this year. EBT decreased 29% to $212 million, compared to the third quarter of 2019, due to lower revenue, partly offset by a decline in operating expenses and a $90 million year-over-year decrease in the provision for loan loss. The net principal loss rate was 5.8% in the third quarter of 2020 and the delinquency rate of 4.7% improved 120 basis points from the prior year period; both loss and delinquency rates benefitted from forbearance relief granted in connection with the pandemic.

Credit sales decreased 21% to $6.2 billion, compared to the third quarter of 2019, due to the continuing impacts of COVID-19.  On a sequential basis, credit sales increased 28% as consumer spending improved, while average receivables decreased 5%, primarily due to lower sales levels in 2020, due to the continuing impacts of COVID-19.  On a sequential period end basis, credit card and loan receivables were down approximately 1% versus June 30, 2020.

Related to funding, the Company also renewed its three conduit facilities with total commitments of $3.2 billion, extending the maturity to either April or October 2022.

LoyaltyOne: Revenue decreased 25% to $185 million, compared to the third quarter of 2019, resulting from fewer short-term loyalty programs in market due to the impact of COVID-19, as well as the sale of Precima® in January 2020, which accounted for $23 million of incremental revenue in last year’s third quarter.  On a constant currency basis, revenue declined 27% to $179 million, compared to the third quarter of 2019, with BrandLoyalty revenue decreasing 24%, or $35 million, on a constant currency basis, due to a decline in programs with retailer delays related to the impact of COVID-19.  AIR MILES revenue decreased 32%, or $31 million, compared to the third quarter of 2019 on a constant currency basis, due primarily to the sale of Precima, as well as lower service and redemption revenue. LoyaltyOne adjusted EBITDA, net decreased 31% to $40 million, primarily due to the decrease in revenue.

Alliance Data Systems Corporation
October 29, 2020

Issuance of AIR MILES reward miles decreased 8%, compared to the third quarter of 2019, reflecting a decline in discretionary spending, including credit card spend and delays in promotions by Sponsors. AIR MILES reward miles redemptions decreased 36%, compared to the third quarter of 2019, reflecting the impact of the pandemic on travel-related categories, offset in part by strength from merchandise redemptions. On a sequential basis, AIR MILES reward miles issued and redeemed improved 18% and 13%, respectively, reflecting better business conditions than second quarter 2020.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
October 29, 2020

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, pre-provision pre-tax earnings, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs, core earnings and core earnings per diluted share (core EPS). Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. The Company uses adjusted EBITDA and adjusted EBITDA, net as an integral part of internal reporting to measure the performance and operational strength of reportable segments and to evaluate the performance of senior management. Adjusted EBITDA eliminates the uneven effect across all reportable segments of non-cash depreciation of tangible assets and amortization of intangible assets, including certain intangible assets that were recognized in business combinations, and the non-cash effect of stock compensation expense. In addition, adjusted EBITDA eliminates the effect of the gain (loss) on the sale of a business, strategic transaction costs, asset impairments, restructuring and other charges, and the loss on the extinguishment of debt.  Adjusted EBITDA, net is equal to adjusted EBITDA less securitization funding costs and interest expense on deposits. Similarly, core earnings and core EPS eliminate non-cash or non-operating items, including, but not limited to, stock compensation expense, amortization of purchased intangibles, non-cash interest, gain (loss) on the sale of a business, strategic transaction costs, asset impairments, restructuring and other charges, and the loss on the extinguishment of debt. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company’s website (www.alliancedata.com). The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core EPS represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
October 29, 2020

Conference Call

Alliance Data will host a conference call on Thursday, October 29, 2020 at 8:30 a.m. (Eastern Time) to discuss the Company’s third quarter 2020 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (800) 585-8367 or (416) 624-4642 and enter “9644767”. The replay will be available at approximately 11:59 a.m. (Eastern Time) on Thursday, November 12, 2020.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.

Alliance Data’s Card Services business is a provider of market-leading private label, co-brand, and business credit card programs. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
October 29, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$1,050.5	$1,437.6	$3,411.5	$4,120.3
Operating expenses:
Cost of operations	511.7	719.3	1,547.9	2,110.0
Provision for loan loss	207.7	297.3	1,113.7	806.8
Depreciation and amortization	40.1	44.9	120.3	133.2
Loss on extinguishment of debt	—	71.9	—	71.9
Total operating expenses	759.5	1,133.4	2,781.9	3,121.9
Operating income	291.0	304.2	629.6	998.4
Interest expense, net:
Securitization funding costs	37.5	51.4	130.1	160.3
Interest expense on deposits	52.9	62.5	172.1	164.4
Interest expense on long-term and other debt, net	24.7	26.1	79.1	102.7
Total interest expense, net	115.1	140.0	381.3	427.4
Income from continuing operations before income taxes	$175.9	$164.2	$248.3	$571.0
Income tax expense	42.6	42.6	46.6	128.8
Income from continuing operations	133.3	121.6	201.7	442.2
Loss from discontinued operations, net of taxes	—	(229.2)	—	(261.7)
Net income (loss)	$133.3	$(107.6)	$201.7	$180.5

Per share data:

Weighted average shares outstanding – basic	47.7	48.8	47.7	51.1
Weighted average shares outstanding – diluted	47.8	50.4	47.7	52.1

Basic – Income from continuing operations	$2.79	$2.47	$4.23	$8.49
Basic – Loss from discontinued operations	—	(4.69)	—	(5.12)
Basic – Net income (loss)	$2.79	$(2.22)	$4.23	$3.37

Diluted – Income from continuing operations	$2.79	$2.41	$4.23	$8.50
Diluted – Loss from discontinued operations	—	(4.54)	—	(5.03)
Diluted – Net income (loss)	$2.79	$(2.13)	$4.23	$3.47

Alliance Data Systems Corporation
October 29, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$3,078.4	$3,874.4
Credit card and loan receivables:
Credit card and loan receivables	15,598.7	19,463.1
Allowance for loan loss	(2,080.9)	(1,171.1)
Credit card and loan receivables, net	13,517.8	18,292.0
Credit card receivables held for sale	—	408.0
Redemption settlement assets, restricted	641.7	600.8
Right of use assets - operating	247.2	264.3
Intangible assets, net	89.3	153.3
Goodwill	969.4	954.9
Other assets	2,569.1	1,947.1
Total assets	$21,112.9	$26,494.8

Liabilities and Stockholders’ Equity
Deferred revenue	$937.1	$922.0
Deposits	10,148.5	12,151.7
Non-recourse borrowings of consolidated securitization entities	4,344.3	7,284.0
Long-term and other debt	2,803.2	2,849.9
Operating lease liabilities	297.7	314.3
Other liabilities	1,259.5	1,384.6
Total liabilities	19,790.3	24,906.5
Stockholders’ equity	1,322.6	1,588.3
Total liabilities and stockholders’ equity	$21,112.9	$26,494.8

Alliance Data Systems Corporation
October 29, 2020

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended September 30,
	2020	2019

Cash Flows from Operating Activities:
Net income	$201.7	$180.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	120.3	206.4
Deferred income taxes	(157.7)	(187.0)
Provision for loan loss	1,113.7	806.8
Non-cash stock compensation	16.2	54.3
Amortization of deferred financing costs	26.6	32.6
Gain on sale of business	(13.7)	(512.2)
Loss on extinguishment of debt	—	71.9
Asset impairment charges	34.2	49.3
Change in operating assets and liabilities, net of sale of business	121.6	611.8
Other	25.7	215.8
Net cash provided by operating activities	1,488.6	1,530.2

Cash Flows from Investing Activities:
Change in redemption settlement assets	(31.3)	(7.0)
Change in credit card and loan receivables	3,107.8	(678.2)
Proceeds from sale of business	26.7	4,369.6
Sale of credit card portfolios	289.5	980.0
Purchase of credit card portfolios	—	(924.8)
Capital expenditures	(37.9)	(119.2)
Other	10.0	30.1
Net cash provided by investing activities	3,364.8	3,650.5

Cash Flows from Financing Activities:
Borrowings under debt agreements	1,150.0	2,092.3
Repayments of borrowings	(1,194.5)	(4,979.8)
Net (decrease) increase in deposits	(2,012.0)	709.4
Non-recourse borrowings of consolidated securitization entities	435.0	3,576.8
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(3,380.0)	(4,332.2)
Payment of debt extinguishment costs	—	(46.1)
Payment of deferred financing costs	(16.2)	(27.1)
Purchase of treasury shares	—	(975.9)
Dividends paid	(50.5)	(97.4)
Other	3.9	(16.1)
Net cash used in financing activities	(5,064.3)	(4,096.1)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3.7	(0.6)
Change in cash, cash equivalents and restricted cash	(207.2)	1,084.0
Cash, cash equivalents and restricted cash at beginning of period	3,958.1	3,967.7
Cash, cash equivalents and restricted cash at end of period	$3,750.9	$5,051.7

Note:  The cash flow statement is presented with the combined cash flows from discontinued operations with cash flows from continuing operations within each cash flow statement category.

Alliance Data Systems Corporation
October 29, 2020

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Segment Revenue:
LoyaltyOne	$184.8	$245.5	(25)%	$533.9	$700.7	(24)%
Card Services	865.7	1,192.0	(27)	2,877.5	3,419.3	(16)
Corporate/Other	—	0.1	nm*	0.1	0.3	nm*
Total	$1,050.5	$1,437.6	(27)%	$3,411.5	$4,120.3	(17)%

Segment Earnings Before Taxes:
LoyaltyOne	$18.3	$(5.2)	(451)%	$88.9	$45.3	97%
Card Services	212.1	300.1	(29)	314.5	829.8	(62)
Corporate/Other	(54.5)	(130.7)	(58)	(155.1)	(304.1)	(49)
Total	$175.9	$164.2	7%	$248.3	$571.0	(57)%

Segment Adjusted EBITDA, net:
LoyaltyOne	$40.1	$58.2	(31)%	$141.8	$164.3	(14)%
Card Services	233.1	328.0	(29)	407.2	910.1	(55)
Corporate/Other	(23.7)	(18.9)	25	(59.8)	(80.9)	(26)
Total	$249.5	$367.3	(32)%	$489.2	$993.5	(51)%

Key Performance Indicators:
Credit sales	$6,152	$7,824	(21)%	$17,050	$21,690	(21)%
Average receivables	$15,300	$17,449	(12)%	$16,570	$17,032	(3)%
Normalized average receivables	$15,356	$19,299	(20)%	$16,704	$18,799	(11)%
Card Services gross yield	22.5%	24.7%	(2.2)%	23.0%	24.3%	(1.3)%
Net principal loss rate	5.8%	5.6%	0.2%	6.8%	6.0%	0.8%
Delinquency rate	4.7%	5.9%	(1.2)%	4.7%	5.9%	(1.2)%
AIR MILES reward miles issued	1,240	1,344	(8)%	3,609	4,025	(10)%
AIR MILES reward miles redeemed	687	1,078	(36)%	2,289	3,217	(29)%

* nm = not meaningful

Alliance Data Systems Corporation
October 29, 2020

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA and Adjusted EBITDA, net:
Income from continuing operations	$133.3	$121.6	$201.7	$442.2
Income tax expense	42.6	42.6	46.6	128.8
Total interest expense, net	115.1	140.0	381.3	427.4
Depreciation and other amortization	18.4	19.9	56.2	59.8
Amortization of purchased intangibles	21.7	25.0	64.1	73.4
Stock compensation expense	5.3	3.0	16.2	24.6
Gain on sale of business, net of strategic transaction costs (1)	—	—	(8.0)	—
Strategic transaction costs (2)	3.5	2.3	6.8	5.0
Asset impairments (3)	—	—	34.2	—
Restructuring and other charges (4)	—	54.9	(7.7)	85.1
Loss on extinguishment of debt (5)	—	71.9	—	71.9
Adjusted EBITDA	$339.9	$481.2	$791.4	$1,318.2
Less: Funding costs (6)	90.4	113.9	302.2	324.7
Adjusted EBITDA, net of funding costs	$249.5	$367.3	$489.2	$993.5

Core Earnings:
Income from continuing operations	$133.3	$121.6	$201.7	$442.2
Add back: non-cash/ non-operating items:
Stock compensation expense	5.3	3.0	16.2	24.6
Amortization of purchased intangibles	21.7	25.0	64.1	73.4
Non-cash interest (7)	8.2	10.5	26.6	29.2
Gain on sale of business, net of strategic transaction costs (1)	—	—	(8.0)	—
Strategic transaction costs (2)	3.5	2.3	6.8	5.0
Asset impairments (3)	—	—	34.2	—
Restructuring and other charges (4)	—	54.9	(7.7)	85.1
Loss on extinguishment of debt (5)	—	71.9	—	71.9
Income tax effect (8)	(7.2)	(34.4)	(44.7)	(73.4)
Core earnings	$164.8	$254.8	$289.2	$658.0

Weighted average shares outstanding – diluted	47.8	50.4	47.7	52.1
Core earnings per share – diluted	$3.45	$5.05	$6.06	$12.64

Pre-provision pre-tax earnings:
Income from continuing operations before income taxes	$175.9	$164.2	$248.3	$571.0
Provision for loan loss	207.7	297.3	1,113.7	806.8
Pre-provision pre-tax earnings	$383.6	$461.5	$1,362.0	$1,377.8

(1)	Represents gain on sale of Precima in January 2020, net of strategic transaction costs. Precima was included in the Company’s LoyaltyOne segment.
(2)	Represents costs for professional services associated with strategic initiatives.
(3)	Represents asset impairment charges recorded in the second quarter of 2020, related to deferred contract costs and certain right of use assets.
(4)
Represents costs associated with restructuring and other exit activities. In 2020, the amounts consist of adjustments to our liability associated with restructuring and other charges recorded for cost saving initiatives executed in 2019.

(5)
Represents loss on extinguishment of debt resulting from the redemption price of the senior notes and the write-off of deferred issuance costs related to the July 2019 extinguishment of $1.9 billion outstanding senior notes and a mandatory payment of $500.0 million of the Company’s revolving credit facility.

(6)	Represents interest expense on deposits and securitization funding costs.
(7)	Represents amortization of debt issuance costs.
(8)	Represents the tax effect including the related non-GAAP measure adjustments using the expected effective annual tax rate.

Alliance Data Systems Corporation
October 29, 2020

	Three Months Ended September 30, 2020
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$18.1	$302.5	$(29.6)	$291.0
Depreciation and amortization	20.3	19.2	0.6	40.1
Stock compensation expense	1.6	1.8	1.9	5.3
Gain on sale of business, net of strategic transaction costs	—	—	—	—
Strategic transaction costs	0.1	—	3.4	3.5
Asset impairments	—	—	—	—
Restructuring and other charges	—	—	—	—
Adjusted EBITDA	40.1	323.5	(23.7)	339.9
Less: Funding costs	—	90.4	—	90.4
Adjusted EBITDA, net	$40.1	$233.1	$(23.7)	$249.5

	Three Months Ended September 30, 2019
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$(4.4)	$413.9	$(105.3)	$304.2
Depreciation and amortization	19.8	23.5	1.6	44.9
Stock compensation expense	0.7	2.4	(0.1)	3.0
Strategic transaction costs	0.1	—	2.2	2.3
Restructuring and other charges	42.0	2.1	10.8	54.9
Loss on extinguishment of debt	—	—	71.9	71.9
Adjusted EBITDA	58.2	441.9	(18.9)	481.2
Less: Funding costs	—	113.9	—	113.9
Adjusted EBITDA, net	$58.2	$328.0	$(18.9)	$367.3

	Nine Months Ended September 30, 2020
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$88.4	$616.7	$(75.5)	$629.6
Depreciation and amortization	56.9	61.0	2.4	120.3
Stock compensation expense	4.1	5.3	6.8	16.2
Gain on sale of business, net of strategic transaction costs	(8.0)	—	—	(8.0)
Strategic transaction costs	0.3	—	6.5	6.8
Asset impairments	—	34.2	—	34.2
Restructuring and other charges	0.1	(7.8)	—	(7.7)
Adjusted EBITDA	141.8	709.4	(59.8)	791.4
Less: Funding costs	—	302.2	—	302.2
Adjusted EBITDA, net	$141.8	$407.2	$(59.8)	$489.2

	Nine Months Ended September 30, 2019
	LoyaltyOne	Card Services	Corporate/ Other	Total
Operating income (loss)	$47.9	$1,154.5	$(204.0)	$998.4
Depreciation and amortization	59.7	68.5	5.0	133.2
Stock compensation expense	6.5	9.7	8.4	24.6
Strategic transaction costs	0.3	—	4.7	5.0
Restructuring charges	49.9	2.1	33.1	85.1
Loss on extinguishment of debt	—	—	71.9	71.9
Adjusted EBITDA	164.3	1,234.8	(80.9)	1,318.2
Less: Funding costs	—	324.7	—	324.7
Adjusted EBITDA, net	$164.3	$910.1	$(80.9)	$993.5